EXHIBIT 4.4

SECOND AGREEMENT OF LOAN made and entered into in the City and District of Montreal, this 14th day of September, 1999.

BY AND BETWEEN:     POWER PHOTO KIOSKS,  INC., a corporation  constituted  under the law of Canada and having its head office and principal place of business located at 181 Whitehall Drive, in the municipality of Markham, Ontario L3r 9T1, herein represented by R. Terry Cooke, Esq. business Executive, its Chief
                    Financial Officer.

     (hereinafter called the "Borrower")

AND: MLIC HOLDINGS INC., a corporation duly constituted under the laws of Canada and having principal place of business located at 999, boulevard de Maisonneuve Ouest, Suite 1775, in the City and district of Montreal, Quebec, H3A 3L4, herein represented by Murray Lester, Esq. Business Executive, its President.

     (hereinafter called the "Lender")

THE PARTIES HERETO DECLARE AS FOLLOWS:

1.   THAT they have entered into an Agreement of Loan attached hereto as Exhibit
     A;

2. THAT they have entered hereto into an Extension of Agreement of Loan attached hereto as Exhibit B;

3. THAT the maturity date of the said Extension of Agreement of Loan is August 31st, 1999;

4. THAT the parties agree on this date, September 14, 1999, a second loan of $400,000 has been made by the Lender to the Borrower and that, therefore, the total outstanding balance on this date is $1,446,704 consisting of the original loan of $1,000,000; interest of $46,704 on that loan as of this date; and the $400,000 second loan made on this date;

5. THAT the parties agree that the maturity date of both loans is extended to December 17, 1999;

6. THAT all terms in the Agreement of Loan and the Extension of Agreement of Loan shall be extended, except:

     i) The interest during the 95 day extension period beginning September 14, 1999 and ending December 17, 1999 shall be calculated on the basis of seven hundred dollars ($700.00) per day;

     ii) In consideration of this second loan and of this extension, MLIC HOLDINGS, INC. shall receive an additional 30,000 shares in POWER PHOTO KIOSKS, INC. free of charge. This brings the total number of shares held by MLIC HOLDINGS, INC. to 80,000, representing 7.692 percent of the 1,040,000 shares outstanding after the aforesaid 30,000 additional shares are issued;



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7.   THAT the Parties  hereto  declare that it is their wish that this Extension of Lease be drawn in English. Les Parties aux presentes declarent que c'est a leur demande que cette Extension de Bail soit redigee en anglais.

         IN WITNESS WHEREOF this Second Agreement of Loan has been executed under the seal of the undersigned at Montreal, this 14th day of September 1999.

Borrower:                              POWER PHOTO KIOSKS, INC.
                                       Per:

/s/ (Illegible)                         /s/ Ronald Terry Cooke
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Witness


/s/ Allan Turowetz
--------------------------
Witness



Lender:                                MLIC HOLDINGS, INC.
                                       Per:

/s/ Kenneth (Illegible)                /s/ Murray D. Lester
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Witness


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Witness